Exhibit 99.1

RealPage® Acquires American Utility Management (AUM)

Acquisition Enhances Utility Billing Platform and Expands Energy Management Functionality

RICHARDSON, Texas--(BUSINESS WIRE)--June 19, 2017--RealPage, Inc. (NASDAQ:RP) today announced that it has acquired substantially all of the assets of American Utility Management (AUM), a leading provider of utility and energy management solutions for the multifamily housing industry. The acquisition expands the company’s Resident Utility Management (RUM) platform providing billing, invoice processing and bill payment services to over 2.5 million rental units. AUM also offers an energy management platform that allows property owners and managers to gain better insights into energy consumption and costs relative to peers.

Since 1994, AUM has been a premier utility management and energy services partner to the multifamily housing industry. AUM helps maximize cost recovery, reduce energy usage and expense, save time and resources, and provide the tools operators of rental real estate need to manage their utilities more effectively. AUM’s exclusive financial advisor was Houlihan Lokey. Visit www.aum-inc.com to learn more.

Comments on the News

Steve Winn, Chairman and CEO of RealPage

“I am excited to join forces with the AUM team. We believe this acquisition will provide more scale to our resident billing operations, lowering our costs to deliver the platform so we can focus on improving innovation and product quality for our clients. In addition, AUM has developed an energy management platform that enables operators to benchmark energy consumption and cost against their peers. By combining data captured by RealPage with the data available from AUM, we expect to create the largest and most accurate database of utility consumption and cost data in the industry. Generating actionable insights from that data is what RealPage does best. This is another example of how our data analytics capabilities and depth of real-time data can help owners optimize yields on their real estate assets. We will also be adding approximately 200,000 new rental units.”

Michael Miller, President and Chief Executive Officer of AUM

“We have become the go-to resource for innovative utility management solutions in the rental housing industry. As part of RealPage, we will expand the scope of solutions that we can offer to our clients including vastly expanded meter installation and maintenance capabilities. RealPage will continue to support the billing engine and customized billing methods used by our clients. AUM personnel have been hired by RealPage so that there will be no disruption in service and RealPage intends to expand processing volume through our Chicago service center.”

Financial Highlights

The purchase price of approximately $70 million is subject to certain working capital adjustments and post-acquisition indemnification claims. AUM possessed revenue of approximately $30 million for the year ended December 31, 2016. RealPage expects the acquisition to contribute approximately $15 million in revenue and an Adjusted EBITDA range of $2 - $3 million during 2017. Integration work is expected to be completed by the end of 2018 at which time the company expects the purchase price valuation to represent approximately 7 times Adjusted EBITDA. The AUM team will report to Jason Lindwall, Senior Vice President, Property Management Solutions for RealPage. Mr. Lindwall leads RealPage’s Spend Management and Resident Utility Management solutions.

About RealPage, Inc.

RealPage is a leading global provider of software and data analytics to the real estate industry. Clients use our platform to improve operating performance and increase capital returns. Founded in 1998 and headquartered in Richardson, Texas, RealPage currently serves over 11,200 clients worldwide from offices in North America, Europe and Asia. For more information about the company, visit https://www.realpage.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking” statements relating to RealPage, Inc.’s expected, possible or assumed future results, expectations regarding increases in scale and reductions in cost to be achieved through the AUM acquisition, the combined size and accuracy of the database that will result from the acquisition, the acquisition’s contributions to revenue and EBITDA, and the time to complete integration of the acquisition, as well as expectations regarding the purchase price valuation as a multiple of Adjusted EBITDA after completion of integration. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “expects,” “believes,” “plans,” or similar expressions and the negatives of those terms. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Additional factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the possibility that general economic conditions, including leasing velocity or uncertainty, could cause information technology spending, particularly in the rental housing industry, to be reduced or purchasing decisions to be delayed; (b) an increase in insurance claims; (c) an increase in customer cancellations; (d) the inability to increase sales to existing customers and to attract new customers; (e) RealPage, Inc.’s failure to integrate acquired businesses and any future acquisitions successfully or to achieve expected synergies; (f) the timing and success of new product introductions by RealPage, Inc. or its competitors; (g) changes in RealPage, Inc.’s pricing policies or those of its competitors; (h) legal or regulatory proceedings; (i) the inability to achieve revenue growth or to enable margin expansion; and (j) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (“SEC”) by RealPage Inc., including its Quarterly Report on Form 10-Q previously filed with the SEC on May 8, 2017. All information provided in this release is as of the date hereof and RealPage Inc. undertakes no duty to update this information except as required by law.

CONTACT:
RealPage, Inc.
Rhett Butler, 972-820-3773
RealPageMediaRelations@realpage.com